Exhibit 99.1
DATE: August 3, 2010
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS
•	Second quarter sales of $136 million grows 7.9% over prior year. Excluding the impact of Uterine Health, which was sold in February 2010 results in constant currency growth of 9.1%

•	GAAP net income of $20.6 million grows 22% over prior year
MINNEAPOLIS, August 3, 2010 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported sales of $136.4 million for the second quarter of 2010, a 7.9 percent increase over sales of $126.4 million in the comparable quarter of 2009. Adjusting for the negative impact of $1.4 million due to fluctuations in foreign exchange rates since the time the second quarter guidance was issued; revenue would have achieved the upper end of the guidance range. Conversely, compared to the prior year, foreign exchange had a minimal favorable impact, resulting in second quarter constant currency growth of 7.6 percent. Further adjusting revenue for the impact of the Her Option® product line, which was sold during the first quarter of 2010, results in constant currency growth of 9.1 percent.
The Company reported strong second quarter net income of $20.6 million, a 22.0 percent increase over net income of $16.9 million in the same quarter last year. The resulting second quarter earnings per share of $0.26 compares to $0.23 in the same quarter last year, and non-GAAP adjusted earnings per share of $0.31 compares to $0.29 in the same period last year, finishing at the top of our guidance. Non-GAAP adjusted earnings per share excludes the impact of the amortization of intangible assets and amortization of financing costs, both significant non-cash items affecting comparability to other companies. A reconciliation of reported net income to non-GAAP adjusted net income is provided in the attached schedules.
Men’s Health sales of $61.4 million in the second quarter, represented an increase of 7.7 percent on a reported basis compared to the same quarter last year, and grew 7.5 percent on a constant currency basis, with the erectile restoration and male continence product lines contributing equally to the growth. The BPH therapy business increased 3.9 percent on a reported basis, and grew 3.7 percent on a constant currency basis, to $29.2 million during the quarter. Late in the second quarter, the Company launched the new GreenLight™ XPS Laser Therapy System, and received 510(k) clearance for the revolutionary MoXy™ Liquid Cooled Fiber, our newest system for the treatment of BPH. The Women’s Health business, excluding the Her Option® product line that was sold in the first quarter, increased 15.7 percent on a reported basis and 15.3 percent on a constant currency basis to $44.5 million in the second quarter. Pelvic floor repair has continued its strong performance, driven by the success of both Elevate® anterior and Elevate® posterior. The female continence product line recorded improving growth rates in the second quarter, approaching mid single digits. Revenue from uterine health of $1.3 million pertains to the product supply agreement with CooperSurgical, Inc., as part of the product line divestiture agreement.
“We had solid second quarter revenue performance and are very excited about the market opportunities related to the launch of the new GreenLight™ XPS system and the anticipated launch of the MoXy™ Liquid

American Medical Systems
August 3, 2010

Cooled Fiber later this year. We are equally excited about the third quarter launch of the new MiniArc® Precise Single-Incision Sling System for the treatment of female stress urinary incontinence (SUI),” noted Tony Bihl, Chief Executive Officer. Mr. Bihl further stated, “Adding to our confidence for the remainder of 2010 was our operational performance in the second quarter, once again achieving very strong gross and operating margins and net income growth of 20 percent plus.”
Outlook
Despite recent pressures on revenue as a result of the strengthened U.S. dollar, the Company reaffirms its full year 2010 revenue guidance of $544 to $560 million. Third quarter revenue guidance is in the range of $128 to $132 million. This guidance assumes foreign currency exchange rates remain constant with current rates.
Consistent with 2009, the Company has two significant non-cash charges in GAAP earnings that create inconsistencies in comparisons to many other companies; amortization of financing costs and amortization of intangible assets. Accordingly, the Company guides to non-GAAP adjusted earnings per share, which the Company defines as GAAP earnings per share excluding the impact of amortization of intangible assets and amortization of financing costs.
The Company reaffirms its full year 2010 non-GAAP adjusted earnings per share guidance of $1.19 to $1.27. Third quarter non-GAAP adjusted earnings per share guidance is in the range of $0.26 to $0.29. Both the full year and third quarter guidance exclude the impact of amortization of intangible assets which is approximately $0.025 and $0.10 for the third quarter and full year 2010, respectively, and amortization of financing costs, which is approximately $0.025 and $0.11 for the third quarter and full year 2010, respectively. Guidance for both periods excludes the impact of any unusual non-recurring items that could occur, such as gain or loss on early debt extinguishments, sale of non-strategic assets or IPRD charges on milestone payments related to prior acquisitions.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), management provides non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates because management believes that in order to properly understand the Company’s short-term and long-term financial trends and for purposes of comparability to other companies, investors may wish to consider the impact of certain adjustments (such as gain on extinguishment of debt, gain on sale of non-strategic assets, IPRD charges, amortization of intangible assets, amortization of financing costs and related income tax adjustments and the impact of foreign currency translation on reported revenue). These adjustments result from facts and circumstances (such as acquisition and business development activities and other non-recurring items) that vary in frequency and impact on the Company’s results of operations, represent significant items, which when excluded provide a useful measure to determine the health of the business and earnings by the business before significant non-cash charges or in the case of foreign currency translation, are highly variable and difficult to predict. Management uses non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.
A reconciliation of net income and revenue growth rate percentages, the GAAP measures most directly comparable to non-GAAP adjusted earnings per share and constant currency revenue growth rates, respectively, are provided on the attached schedules.

American Medical Systems
August 3, 2010

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
Earnings Call Information
American Medical Systems will host a conference call on Tuesday, August 3, 2010 at 5:00 p.m. eastern time to discuss its second quarter results and guidance for the third quarter. Those without internet access may join the call from within the U.S. by dialing 888-263-1724; outside the U.S., dial 970-315-0301.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), pelvic floor prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 335,000 patients in 2009.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls or technological obsolescence; healthcare reform legislation in the U.S.; successfully managing debt leverage and related credit facility financial covenants; current worldwide economic conditions and the impact on operations of the disruption in global financial markets; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; currency and other economic risks inherent in selling our products internationally and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect

American Medical Systems
August 3, 2010

events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2009 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Anthony Bihl
President and Chief Executive Officer
952-930-6334
Tony.Bihl@AmericanMedicalSystems.com

American Medical Systems
August 3, 2010

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009

Net sales	$136,368	$126,388	$271,294	$250,026
Cost of sales	22,805	21,608	43,832	44,950

Gross profit	113,563	104,780	227,462	205,076

Operating expenses
Marketing and selling	46,114	42,853	94,311	86,201
Research and development	13,837	13,166	27,346	25,977
General and administrative	11,797	11,660	24,487	22,439
Amortization of intangibles	3,030	3,401	6,077	6,666

Total operating expenses	74,778	71,080	152,221	141,283

Operating income	38,785	33,700	75,241	63,793

Other (expense) income
Royalty income	47	874	355	1,807
Interest expense	(3,584)	(4,966)	(7,538)	(10,376)
Amortization of financing costs	(3,346)	(3,974)	(7,039)	(7,955)
Gain on extinguishment of debt	—	—	—	4,562
Gain on sale of non-strategic assets	—	—	7,719	—
Other (expense) income	485	767	(31)	1,422

Total other (expense) income	(6,398)	(7,299)	(6,534)	(10,540)

Income before income taxes	32,387	26,401	68,707	53,253

Provision for income taxes	11,820	9,536	27,482	19,308

Net income	$20,567	$16,865	$41,225	$33,945

Net income per share
Basic net income	$0.27	$0.23	$0.55	$0.46
Diluted net income	0.26	0.23	0.53	0.46

Weighted average common shares used in calculation
Basic	75,612	73,919	75,364	73,778
Diluted	78,185	74,502	77,177	74,258

American Medical Systems
August 3, 2010

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	July 3, 2010	January 2, 2010
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$68,070	$50,538
Accounts receivable, net	89,689	102,590
Inventories, net	33,457	30,276
Other current assets	21,510	20,937

Total current assets	212,726	204,341

Property, plant and equipment, net	42,578	44,120
Goodwill and intangibles, net	778,406	792,467
Other long-term assets	5,615	6,223

Total assets	$1,039,325	$1,047,151

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$9,790	$9,114
Accrued liabilities and taxes	51,699	62,151

Total current liabilities	61,489	71,265

Debt and other long term liabilities	370,165	430,527

Total liabilities	431,654	501,792

Stockholders’ equity	607,671	545,359

Total liabilities and stockholders’ equity	$1,039,325	$1,047,151

American Medical Systems
August 3, 2010

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	July 3, 2010	July 4, 2009

Cash flows from operating activities
Net income	$41,225	$33,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	18,075	19,488
Gain on extinguishment of debt	—	(4,562)
Gain on sale of non-strategic assets	(7,719)	—
Stock-based compensation	4,130	4,476
Other adjustments, including changes in operating assets and liabilities	(5,830)	6,501

Net cash provided by operating activities	49,881	59,848

Cash flows from investing activities
Purchase of property, plant and equipment	(3,546)	(2,462)
Purchase of other intangibles	(1,657)	(5,000)
(Purchase) sale of short term investments, net	(24,608)	11,816
Sale of non-strategic assets, net	19,070	—
Other cash flows from investing activities	1,277	(51)

Net cash provided by (used in) investing activities	(9,464)	4,303

Cash flows from financing activities
Payments on senior secured credit facility	(65,874)	(29,111)
Repurchase of convertible senior subordinated notes	—	(21,125)
Other cash flows from financing activities	18,031	4,218

Net cash used in financing activities	(47,843)	(46,018)

Effect of currency exchange rates on cash	360	(156)

Net (decrease) increase in cash and cash equivalents	(7,066)	17,977

Cash and cash equivalents at beginning of period	30,670	11,642

Cash and cash equivalents at end of period	$23,604	$29,619

American Medical Systems
August 3, 2010

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended		Constant Currency Growth Reconciliation (a)
	July 3, 2010	July 4, 2009	Percent Growth	Currency Impact	Percent Growth at
					Constant Currency

Sales
Men’s health	$61,361	$56,967	7.7%	$137	7.5%
BPH therapy	29,176	28,084	3.9%	42	3.7%
Women’s health	44,491	38,467	15.7%	136	15.3%

Sub-total	135,028	123,518	9.3%	315	9.1%

Uterine health (b)	1,340	2,870	-53.3%	—	-53.3%

Total	$136,368	$126,388	7.9%	$315	7.6%

Geography
United States	$95,530	$86,535	10.4%	$—	10.4%
International	39,498	36,983	6.8%	315	5.9%

Sub-total	135,028	123,518	9.3%	315	9.1%

United States-Uterine health (b)	1,340	2,870	-53.3%	—	-53.3%

Total	$136,368	$126,388	7.9%	$315	7.6%

Percent of total sales
Men’s health	45%	45%
BPH therapy	21%	22%
Women’s health	33%	30%

Sub-total	99%	98%

Uterine health (b)	1%	2%

Total	100%	100%

Geography
United States	71%	71%
International	29%	29%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option ® was sold in February, 2010. Revenues in the second quarter of 2010 include revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.

American Medical Systems
August 3, 2010

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

	Six Months Ended		Constant Currency Growth Reconciliation (a)
	July 3, 2010	July 4, 2009	Percent Growth	Currency Impact	Percent Growth at
					Constant Currency

Sales
Men’s health	$125,841	$116,424	8.1%	$1,467	6.8%
BPH therapy	55,087	53,473	3.0%	555	2.0%
Women’s health	87,239	74,769	16.7%	844	15.5%

Sub-total	268,167	244,666	9.6%	2,866	8.4%

Uterine health (b)	3,127	5,360	-41.7%	—	-41.7%

Total	$271,294	$250,026	8.5%	$2,866	7.4%

Geography
United States	$192,053	$173,715	10.6%	$—	10.6%
International	76,114	70,951	7.3%	2,866	3.2%

Sub-total	268,167	244,666	9.6%	2,866	8.4%

United States-Uterine health (b)	3,127	5,360	-41.7%	—	-41.7%

Total	$271,294	$250,026	8.5%	$2,866	7.4%

Percent of total sales
Men’s health	46%	47%
BPH therapy	20%	21%
Women’s health	32%	30%

Sub-total	99%	98%

Uterine health (b)	1%	2%

Total	100%	100%

Geography
United States	72%	72%
International	28%	28%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option ® was sold in February, 2010. Revenues in the first six months of 2010 consist of end-customer revenue earned prior to the date of sale, in addition to revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.

American Medical Systems
August 3, 2010

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income to Non-GAAP Adjusted Net Income
(Adjustments are presented on a pre-tax basis)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009

Net income, as reported	$20,567	$16,865	$41,225	$33,945

Adjustments to net income:
Amortization of intangibles (a)	3,030	3,401	6,077	6,666
Amortization of financing costs (b)	3,346	3,974	7,039	7,955
Gain on extinguishment of debt (c)	—	—	—	(4,562)
Gain on sale of non-strategic assets (d)	—	—	(7,719)	—
Tax effect of adjustments to net income (e)	(2,404)	(2,662)	129	(3,651)

Non-GAAP adjusted net income	$24,539	$21,578	$46,751	$40,353

Net income per share, as reported
Basic	$0.27	$0.23	$0.55	$0.46
Diluted	$0.26	$0.23	$0.53	$0.46

Non-GAAP adjusted earnings per share
Basic	$0.32	$0.29	$0.62	$0.55
Diluted	$0.31	$0.29	$0.61	$0.54

Weighted average common shares used in calculation:
Basic	75,612	73,919	75,364	73,778
Diluted	78,185	74,502	77,177	74,258

(a)	Consists of amortization of intangible assets, primarily developed and core technology.

(b)	Consists of amortization of financing costs on our convertible senior subordinated notes and senior secured credit facility.

(c)	Relates to the gain on retiring approximately $27 million of convertible senior subordinated notes.

(d)	Relates to the gain on the sale of the Her Option® Global Endometrial Ablation product line.

(e)	Includes the tax effect of each of the above items in each of the periods.